THE RAMIREZ TRUST

                          SERVICE AND DISTRIBUTION PLAN

         This Service and Distribution Plan (the "Plan") is adopted as of this fifteenth day of September, 1998 by the Board of Trustees of The Ramirez Trust, a Delaware business trust (the "Fund"), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act").

1. The Plan is adopted pursuant to Rule 12b-1 of the Investment Company Act (the "Act") to allow the Fund to make payments as contemplated herein, in conjunction with the distribution of shares of Common Stock of the Fund ("Shares"). Payments also may be made by Ramriez Asset Management, Inc., the Fund's investment adviser (the "Adviser"), out of its fees, it past profits or any other source available to it.

2. Ramirez & Co., Inc., a New York corporation (the "Distributor"), acts as the principal underwriter of the Fund's shares pursuant to a Distribution Agreement.

3. The Plan is designed to finance activities of the Distributor principally intended to result in sale of the Shares and to include the following: (a) to provide incentive to securities dealers to sell Shares and to provide administrative support services to the Fund and its shareholders; (b) to compensate other participating financial institutions and organizations (including individuals) for providing administrative support services to the Fund and its shareholders; (c) to pay for costs incurred in conjunction with advertising and marketing of Shares including expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, securities dealers and others, and for servicing the accounts of shareholders and (d) other costs incurred in the implementation and operation of the Plan.

4. As compensation for the services to be provided under this Plan, the Distributor shall be paid a fee at the annual rate of 0.25% of the Fund's average daily net assets.

5. All payments to securities dealers, participating financial institutions and other organizations shall be made pursuant to the terms of a Distribution Agreement between the Distributor and such dealer, institution, organization or individual.

6. Quarterly, in each year that this Plan remains in effect, the Fund's Treasurer shall prepare and furnish to the Board of Trustees who shall review a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended by the Fund under the Plan and purposes for which such expenditures were made.

7. The Plan will become effective immediately upon approval by (a) a majority of the outstanding shares of Common Stock of the Fund and (b) a majority of the Board of Trustees who are not "interested persons" (as defined in the Act) of the Fund and have


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no direct or indirect  financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

8. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not "interested persons", cast in person at a meeting called for the purpose of voting on such Plan and agreements. The Plan shall thereafter continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided by the Act.

9. The Plan may be amended at any time by the Board of  Trustees  provided  that
(a) any amendment to increase materially the costs which the Fund may bear pursuant to the Plan shall be effective only on approval by a vote of a majority of the outstanding voting securities of the Fund and (b) any material amendments of the terms of the Plan shall become effective only on approval as provided in paragraph 7(b) hereof.

10. This Plan may be terminated without penalty at any time by (a) a majority vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding voting securities of the Fund.

11. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not "interested persons."

12. Any termination or non-continuance of (a) a Selected Dealer Agreement between the Distributor and a particular broker or (b) a Shareholder Service Agreement between the Distributor and a particular person or organization, shall have no effect on any similar agreements between brokers or other persons and the Fund or the Distributor pursuant to this Plan.

13. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period not less than six years from the date thereof, the first two years in an easily accessible place.


Approved September 15, 1998


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